Exhibit 21.1

List of Subsidiaries of Party City Holdco Inc.

Name	State/Country of Organization or Incorporation
Amscan Asia International Limited	Hong Kong
Amscan Custom Injection Molding, LLC	Delaware
Amscan de Mexico S.A. de C.V.	Mexico
Amscan Europe GmbH	Germany
Amscan Holdings Limited	United Kingdom
Amscan Inc.	New York
Amscan International Limited	United Kingdom
Amscan Mauritius Company Limited	Mauritius
Amscan NM Land, LLC	Delaware
Amscan Party Goods Pty. Limited	Australia
Amscan Purple Sage, LLC	Delaware
Am-Source, LLC	Rhode Island
Anagram Eden Prairie Property Holdings LLC	Delaware
Anagram France S.C.S.	France
Anagram International Holdings, Inc.	Minnesota
Anagram International Inc.	Minnesota
Anagram International LLC	Nevada
BA Asia Pacific PTY Limited	Australia
Christy Asia Limited	Hong Kong
Christy Dressup Limited	United Kingdom
Christy’s By Design Limited	United Kingdom
Christy Garments and Accessories Limited	United Kingdom
Convergram de Mexico S. de R.L. (49.9% owned)	Mexico
Everts Malaysia SDN BHD	Malaysia
Festival S.A.	Madagascar
Granmark S.A. de C.V. (85.0% owned)	Mexico
Guangzhou Christy Trading Company Limited	China
Kazam! LLC (30.0% owned)	Delaware
Mada Lamba SARL	Madagascar
Party City Australia PTY LTD	Australia
Party City Canada Inc.	Ontario
Party City Corporation	Delaware
Party City Holdings Inc.	Delaware
Party Delights Ltd.	United Kingdom
PC Nextco Holdings, LLC	Delaware
PC Nextco Finance, Inc.	Delaware
PC Intermediate Holdings, Inc.	Delaware
PD Retail Group Ltd. (50.0% owned)	United Kingdom
Riethmüller (Polska) Sp.z.o.o.	Poland
Travis Designs Limited	United Kingdom
Trisar, Inc.	California